As filed with the Securities and Exchange Commission on June 26, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGORA, INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Floor 8, Building 12
Phase III of ChuangZhiTianDi
333 Songhu Road
Yangpu District, Shanghai
People’s Republic of China
+86-400-632-6626
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2014 Equity Incentive Plan
2018 Equity Incentive Plan
Global Equity Incentive Plan
Employee Stock Purchase Plan
(Full title of the Plans)

Agora Lab, Inc.
2804 Mission College Blvd., Suite 110
Santa Clara, California 95054
(408) 879-5885
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Jingbo Wang Ivy Chen Floor 8, Building 12 Phase III of ChuangZhiTianDi 333 Songhu Road Yangpu District, Shanghai People’s Republic of China +86-400-632-6626	Michael Nordtvedt Steven V. Bernard Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-930
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value $0.0001 per share
—Reserved for issuance under the Global Equity Incentive Plan	30,974,963(3)	US$5.00(8)	US$154,874,815	US$20,103
—Reserved for issuance under the Global Equity Incentive Plan	8,646,206(4)	US$0.10(9)	US$864,621	US$113
—Reserved for issuance under the Employee Stock Purchase Plan	3,000,000(5)	US$4.25(10)	US$12,750,000	US$1,655
—Outstanding awards under the 2014 Equity Incentive Plan	32,726,522(6)	US$0.13(11)	US$4,254,448	US$553
—Outstanding awards under the 2018 Equity Incentive Plan	2,322,117(7)	US$0.37(12)	US$859,184	US$112
TOTAL:	77,669,808		US$173,603,068	US$22,536

(1)
These shares may be represented by the Registrant’s American depositary shares, or ADSs, each of which represents four Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No.: 333-239274).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that become issuable under the 2014 Equity Incentive Plan (the “2014 Plan”), the 2018 Equity Incentive Plan (the “2018 Plan”), the Global Equity Incentive Plan (the “Global Plan”) and the Employee Stock Purchase Plan (the “ESPP”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Class A ordinary shares.

(3)
Represents Class A ordinary shares available for issuance under the Global Plan. Subject to certain adjustments as provided in the Global Plan, the number of Class A ordinary shares reserved for issuance under the Global Plan is equal to (a) 16,000,000 Class A ordinary shares, plus (b) 716,035 Class A ordinary shares, which is the number of shares that were not granted under awards under the 2014 Plan as of the date the Global Plan became effective, plus (c) on January 1, 2022 and each anniversary thereof, an amount equal to the lesser of (i) 30,000,000 Class A ordinary shares, (ii) 3.5% of the total number of shares of all classes of ordinary shares of the Registrant issued and outstanding on the last day of the immediately preceding fiscal year, and (iii) such lesser amount of Class A ordinary shares determined by the Registrant’s board of directors. The number of Class A ordinary shares available for issuance under the Global Plan has been estimated for purposes of calculating the amount of the registration fee. To the extent that the actual number of Class A ordinary shares to be offered pursuant to the Global Plan exceeds the number of Class A ordinary shares registered on this Registration Statement, the Registrant will file a new registration statement for the additional Class A ordinary shares. To the extent that any awards outstanding under the 2014 Plan or the 2018 Plan expire, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest subsequent to the effectiveness of the Registrant’s registration statement on Form F-1 (File No. 333-238960) (the “Effective Time”), the Class A ordinary shares reserved for issuance pursuant to such awards will become available for issuance as Class A ordinary shares under the Global Plan. See footnotes 6 and 7 below.

(4)
Represents Class A ordinary shares of the Registrant issuable pursuant to options to be granted under the Global Plan that will replace options granted under the Registrant’s 2014 Plan and 2018 Plan (other than those Class A ordinary shares separately registered in this Registration Statement under the 2014 Plan and 2018 Plan).

(5)	Class A ordinary shares reserved for issuance under the ESPP consist of 3,000,000 Class A ordinary shares initially available for grants under the ESPP.

(6)
Represents Class A ordinary shares reserved for issuance pursuant to options outstanding under the 2014 Plan as of the Effective Time. To the extent that any such awards expire, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to a failure to vest subsequent to the date of this registration statement, the Class A ordinary shares reserved for issuance pursuant to such awards will become available for issuance under the Global Plan. See footnote 3 above.

(7)
Represents Class A ordinary shares reserved for issuance pursuant to options outstanding under the 2018 Plan as of the Effective Time. To the extent that any such awards expire, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to a failure to vest subsequent to the date of this registration statement, the Class A ordinary shares reserved for issuance pursuant to such awards will become available for issuance under the Global Plan. See footnote 3 above. The 2018 Plan was terminated prior to the filing of this Registration Statement and no further options will be available for issuance under the 2018 Plan, however the 2018 Plan continues to govern outstanding awards granted thereunder and registered on this Registration Statement.

(8)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of US$20.00 per ADS, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated June 25, 2020 relating to its initial public offering, divided by four, the ADS-to-Class A ordinary share ratio.

(9)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of US$0.10 per share.

(10)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of US$20.00, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated June 25, 2020 relating to its initial public offering, first divided by four, the ADS-to-Class A ordinary share ratio, and then multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

(11)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of US$0.13 per share.

(12)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of US$0.37 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this registration statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Agora, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)
Registrant’s Prospectus dated June 25, 2020, filed with the Commission on June 26, 2020 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F‑1, as amended (File No. 333-238960), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)
The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-39340) filed with the Commission on June 19, 2020, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s articles of association provide that each officer or director of the registrant shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s own dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
As permitted under Cayman Islands law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits
The following exhibits are filed herewith:

Exhibit Number	Description of Exhibit	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
4.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect	F-1	333-238960	3.1	June 5, 2020
4.2	Form of Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, to be effective immediately prior to the completion of the Registrant’s initial public offering	F-1/A	333-238960	3.2	June 15, 2020
4.3	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.5)	F-1/A	333-238960	4.1	June 19, 2020
4.4	Registrant’s Specimen Certificate for Class A ordinary shares	F-1/A	333-238960	4.2	June 15, 2020
4.5	Form of deposit agreement by and among the Registrant, the depositary and the owners and holders of American Depositary Shares issued thereunder	F-1/A	333-238960	4.3	June 19, 2020
4.6	Amended and Restated Shareholders Agreement by and among the Registrant and the other parties named therein, dated as of February 12, 2020	F-1	333-238960	4.4	June 5, 2020
5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered					X
10.1	2014 Equity Incentive Plan	F-1	333-238960	10.7	June 5, 2020
10.2	2018 Equity Incentive Plan	F-1	333-238960	10.8	June 5, 2020
10.3	Global Equity Incentive Plan	F-1/A	333-238960	10.9	June 15, 2020
10.4	Employee Stock Purchase Plan	F-1/A	333-238960	10.10	June 15, 2020
23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP					X
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)					X
24.1	Powers of Attorney (included on the signature page)					X

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on June 26, 2020.

AGORA, INC.

By:	/s/ Bin (Tony) Zhao
	Name:	Bin (Tony) Zhao
	Title:	Chief Executive Officer and Chairman
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Bin (Tony) Zhao and Jingbo Wang and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all capacities the registration statement on Form S-8 and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his or her name and on his or her behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Bin (Tony) Zhao	Chief Executive Officer and Chairman (Principal Executive Officer)	June 26, 2020
Bin (Tony) Zhao

/s/ Jingbo Wang	Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2020
Jingbo Wang

/s/ Qin Liu	Director	June 26, 2020
Qin Liu

/s/ Tuck Lye Koh	Director	June 26, 2020
Tuck Lye Koh

/s/ Eric He	Director	June 26, 2020
Eric He

/s/ Jenny Hong Wei Lee	Director	June 26, 2020
Jenny Hong Wei Lee

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Agora, Inc., has signed this registration statement or amendment thereto in Santa Clara, California on June 26, 2020.

AGORA LAB, INC.

By:	/s/ Regev (Reggie) Yativ
	Name:	Regev (Reggie) Yativ
	Title:	Chief Revenue Officer and Chief Operating Officer